Exhibit 6.16

BLOCKSTACK INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

December 16, 2016

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8.12	Entire Agreement	11
8.13	Delays or Omissions	12
8.14	Telecopy Execution and Delivery	12
8.15	Jurisdiction; Venue	12
8.16	Aggregation	12
8.17	Specific Performance	12
8.18	Jury Trial	12

ii

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Right of First Refusal and Co-Sale Agreement (this “Agreement”) is dated as of December 16, 2016, and is by and among Blockstack Inc., a Delaware corporation (the “Company”), the individuals and entities listed on Exhibit A (each, an “Investor,” and collectively, the “Investors”) and the individuals listed on Exhibit B (each, a “Common Holder,” and collectively, the “Common Holders”).

RECITALS

WHEREAS: Each Common Holder currently owns that number of shares of the Company’s Common Stock indicated beside such Common Holder’s name in the exhibits hereto.

WHEREAS: The Investors are parties to the Series A Preferred Stock Purchase Agreement of even date herewith, between the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series A Preferred Stock to the Investors that the Investors and the Company execute and deliver this Agreement.

NOW, THEREFORE, the parties agree as follows:

SECTION 1

DEFINITIONS

1.1                               Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Board” means the board of directors of the Company.

(b)                                 “Common Stock” means the common stock of the Company.

(c)                                  “Change of Control” means (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Company; or (c) a Stock Sale..

(d)                                 “Convertible Securities” means all then outstanding options, warrants, rights, convertible notes, preferred stock or other securities of the Company directly or indirectly convertible into or exercisable for shares of Common Stock.

(e)                                  “Co-Sale Eligible Investor” means each Eligible Investor who has not exercised its right in Section 3.2 and/or Section 3.3, as the case may be.

(f)                                   “days” means calendar days; provided that if any day on which a period specified in this Agreement would otherwise terminate falls on a weekend or a federal holiday, the term “day” shall mean the next business day.

(g)                                  “Eligible Investor” means an Investor who or which, at the time in question, holds at least 333,275 shares of Series A Preferred Stock (as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like.

(h)                                 “Initial Public Offering” means the Company’s first bona fide, firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act covering the offer and sale of the Common Stock.

(i)                                     “Preferred Stock” means the Series A Preferred Stock of the Company.

(j)                                    “Rights of Co-Sale” means the rights of co-sale provided to the Co-Sale Eligible Investors in Section 4.

(k)                                 “Rights of First Refusal” means the rights of first refusal provided to the Company and the Eligible Investors in Section 3.

(l)                                     “Securities Act” means the Securities Act of 1933, as amended.

(m)                             “Seller” means any Common Holder proposing to Transfer Seller Shares.

(n)                                 “Seller Shares” means all shares of Common Stock of the Company owned as of the date hereof or hereafter acquired by a Common Holder, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like.

(o)                                 “Series A Preferred Stock” means all shares of the Series A-1 Preferred Stock of the Company, the Series A-2 Preferred Stock of the Company, the Series A-3 Preferred Stock of the Company, the Series A-4 Preferred Stock of the Company, the Series A-5 Preferred Stock of the Company, the Series A-6 Preferred Stock of the Company and the Series A-7 Preferred Stock of the Company.

(p)                                 “Series A-1 Preferred Stock” means the shares of Series A-1 Preferred Stock, par value $0.00001 per share.

(q)                                 “Series A-2 Preferred Stock” means the shares of Series A-2 Preferred Stock, par value $0.00001 per share.

(r)                                    “Series A-3 Preferred Stock” means the shares of Series A-3 Preferred Stock, par value $0.00001 per share.

(s)                                   “Series A-4 Preferred Stock” means the shares of Series A-4 Preferred Stock, par value $0.00001 per share.

(t)                                    “Series A-5 Preferred Stock” means the shares of Series A-5 Preferred Stock, par value $0.00001 per share.

(u)                                 “Series A-6 Preferred Stock” means the shares of Series A-6 Preferred Stock, par value $0.00001 per share.

(v)                                 “Series A-7 Preferred Stock” means the shares of Series A-7 Preferred Stock, par value $0.00001 per share.

(w)                               “Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

(x)                                 “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(i)                                     any bona fide pledge made pursuant to a bona fide loan transaction that creates a mere security interest, if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Seller in the event that and to the extent that such pledgee ever acquires ownership of such shares;

(ii)                                  any transfers of Seller Shares by a Seller to Seller’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of Seller, or to a trust or trusts for the exclusive benefit of Seller or those members of Seller’s family specified in this Section 1.1(p)(ii) or transfers of Seller Shares by Seller by devise or descent; provided that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iii)                               any bona fide gift effected for tax planning purposes, provided that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iv)                              on a cumulative basis, up to 5% of Seller Shares (calculated as of the date of this Agreement and as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) held by Seller;

(v)                                 by operation of law;

(vi)                              (i) any transfer not involving a change in beneficial ownership or (ii) any transfers involving the distribution without consideration to (x) a constituent partner or a retired partner, or the estate of any such partner, of a Seller that is a partnership; (y) a parent, subsidiary or other affiliate of a Seller that is a corporation; or (z) a member or a retired member, or the estate of any such member, of a Seller that is a limited liability company; provided, that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement;

(vii)                           any transfer to the Company or an Investor pursuant to the terms of this Agreement or an agreement approved by the Board; and

(viii)                        any repurchase of Seller Shares by the Company pursuant to (i) agreements under which the Company has the option to repurchase such Seller Shares upon the occurrence of certain events, such as termination of employment, (ii) in connection with the exercise by the Company of any rights of first refusal or (iii) in a transaction approved by the Board.

If a Seller plans to make any of the above excepted transfers, then, prior to transferring its Seller Shares, the Seller shall deliver to the Company a written notice stating: (i) Seller’s bona fide intention to make an excepted transfer of its Seller Shares; (ii) the name, address and phone number of each proposed transferee; (iii) the aggregate number of Seller Shares to be transferred to each proposed transferee; and (iv) the section in this agreement upon which Seller is relying in making an excepted transfer.

SECTION 2

RESTRICTIONS ON TRANSFER

2.1                               General.  Before a Seller may Transfer any Seller Shares, Seller must comply with the provisions of Section 2.2, Section 3 and Section 4. Each Common Holder represents and warrants that such Common Holder is the sole legal and beneficial owner of their Seller Shares and, subject to any restrictions imposed under the Company’s certificate of incorporation or bylaws, or under any restricted stock purchase agreement with the Company, that no other person or entity has any interest (other than a community property interest) in such shares.

2.2                               Notice of Proposed Transfer.  Prior to Seller Transferring any of its Seller Shares, Seller shall deliver to the Company and the Eligible Investors a written notice (the “Transfer Notice”) in substantially the form attached hereto as Exhibit C, stating: (i) Seller’s bona fide intention to Transfer such Seller Shares; (ii) the name and address of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (iii) the aggregate number of Seller Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Shares (the “Offered Price”); and (v) each Eligible Investor’s right to exercise either its Right of First Refusal or its Right of Co-Sale (but not both rights) with respect to the Offered Shares.

SECTION 3

RIGHT OF FIRST REFUSAL

3.1                               Exercise by the Company.

(a)                                 For a period of 20 days (the “Initial Exercise Period”) after the last date on which the Transfer Notice is, pursuant to Section 8.1, deemed to have been delivered to the Company and all Eligible Investors, the Company shall have the right to purchase all or any part of the Offered Shares on the terms and conditions set forth in this Section 3. In order to exercise its right hereunder, the Company must deliver written notice to Seller within the Initial Exercise Period. If the Board determines, in its sole discretion, that the Company is prohibited by law or by contract from exercising the Company’s Right of First Refusal, the Company may specify another person or entity who shall not be a current stockholder of the Company and who shall be unanimously approved by the Board, excluding any board member who is also a Seller, as its designee to purchase such Offered Shares.

(b)                                 Upon the earlier to occur of (i) the expiration of the Initial Exercise Period or (ii) the time when Seller has received written confirmation from the Company regarding its exercise of its Right of First Refusal, the Company shall be deemed to have made its election with respect to the Offered Shares, and the shares for which the Eligible Investors may exercise their Rights of First Refusal (as described below) shall be correspondingly reduced, if appropriate.

3.2                               Initial Exercise by the Investors.

(a)         Subject to the limitations of this Section 3.2, during the Initial Exercise Period, the Eligible Investors shall have the right to purchase, in the aggregate, all or any part of the Offered Shares not purchased by the Company pursuant to Section 3.1 (the “Remaining Shares”) on the terms and conditions set forth in this Section 3. In order to exercise its rights hereunder, such Eligible Investor must provide written notice delivered to Seller within the Initial Exercise Period. Each Eligible Investor shall be entitled to apportion Remaining Shares to be purchased among its and affiliates (including in the case of a venture capital fund, other venture capital funds affiliated, or under common investment management, with such fund).

(b)                                 To the extent the aggregate number of shares that the Eligible Investors desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Eligible Investor so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to that number of the Remaining Shares equal to the product obtained by multiplying (x) the number of Remaining Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and other Convertible Securities into Common Stock) held by such Eligible Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and other Convertible Securities into Common Stock) held on the date of the Transfer Notice by all Eligible Investors exercising their Rights of First Refusal (“Pro Rata ROFR Share”).

(c)                                  Within five days after the expiration of the Initial Exercise Period, Seller shall give written notice to the Company and each Eligible Investor specifying the number of Offered Shares to be purchased by the Company and each Eligible Investor exercising its Right of First Refusal (the “ROFR Confirmation Notice”). The ROFR Confirmation Notice shall also specify the number of Offered Shares not purchased by the Company or the Eligible Investors, if any, pursuant to Section 3.1 and Section 3.2 (“Unsubscribed Shares”) and shall list each Participating Investor’s (as defined in Section 3.3) Subsequent Pro Rata Share (as described in Section 3.3) of any such Unsubscribed Shares.

3.3                               Subsequent Exercise by the Investors.  To the extent that there remain any Unsubscribed Shares, each Eligible Investor electing to exercise its right to purchase at least its full Pro Rata ROFR Share of the Remaining Shares under Section 3.2 (a “Participating Investor”) shall have a right to purchase all or any part of the Unsubscribed Shares; however, to the extent the aggregate number of shares that the Participating Investors desire to purchase (as evidenced in written notices delivered to the Seller) exceeds the remaining Unsubscribed Shares, each Participating Investor so exercising (an “Electing Participating Investor”) will be entitled to purchase that number of the Unsubscribed Shares equal to the product obtained by multiplying (x) the number of Unsubscribed Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by such Electing Participating Investor and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by all Electing Participating Investors (“Subsequent Pro Rata Share”); provided, however, if any Electing Participating Investor does not request to purchase its full Subsequent Pro Rata Share, the remaining portion of its allocation shall be reallocated among those Electing Participating Investors whose Subsequent Pro Rata Share allocations did not satisfy their requests, pro rata, as described above, and this procedure shall be repeated until each Electing Participating Investor’s request has been fulfilled or all of the Remaining Shares have been so allocated. In order to exercise its rights hereunder, such Electing Participating Investor must provide written notice to Seller with a copy to the Company and each Eligible Investor within seven days after the expiration of the Initial Exercise Period (the “Subsequent Exercise Period”).

3.4                               Purchase Price.  The purchase price for the Offered Shares to be purchased by the Company or by an Eligible Investor exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 3.5. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board, in good faith, which determination will be binding upon the Company, each Eligible Investor and Seller, absent fraud or error.

3.5                               Closing; Payment.  Subject to compliance with applicable state and federal securities laws, the Company and the Eligible Investors exercising their Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price, within ten days after the later of (i) delivery of the ROFR Confirmation Notice, (ii) Delivery of the Co-Sale Confirmation Notice (as defined in Section 4.1(c)), and (iii) expiration of the Subsequent Exercise Period (the “Right of First Refusal Closing”). Payment of the purchase price will be made, at the option of the party exercising its Right of First Refusal, (i) in cash (by check), (ii) by wire transfer, (iii) by cancellation of all or a portion of any outstanding indebtedness of Seller to the Company or the Eligible Investor, as the case may be, or (iv) by any combination of the foregoing. At such Right of First Refusal Closing, Seller shall deliver to each of the Company and the Eligible Investors exercising their Rights of First Refusal, one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased.

3.6                               Exclusion from Right of First Refusal.  This Right of First Refusal shall not apply with respect to shares sold and to be sold by Eligible Investors pursuant to the Right of Co-Sale (set forth in Section 4).

SECTION 4

RIGHT OF CO-SALE

4.1                               Exercise by the Investors.

(a)                                 Subject to the limitations of this Section 4, to the extent that the Company and the Eligible Investors do not exercise their respective Rights of First Refusal with respect to all or any part of the Offered Shares or the Remaining Shares, as applicable, pursuant to Section 3, then, each Eligible Investor who has not exercised its Right of First Refusal pursuant to Section 3.2 or Section 3.3 (a “Co-Sale Eligible Investor”) shall have the right to participate in such sale of the Offered Shares which are not being purchased by the Company or the Eligible Investors pursuant to their respective Rights of First Refusal (“Residual Shares”), on the same terms and conditions as specified in the Transfer Notice, to the extent described in Section 4.1(b). To exercise its rights hereunder, each Co-Sale Eligible Investor (a “Selling Investor”) must have provided a written notice to Seller within the Initial Exercise Period indicating the number of shares it holds that it wishes to sell pursuant to this Section 4.1.

(b)                                 Each Selling Investor shall be entitled to sell up to its pro rata share of the Residual Shares, which shall be equal to the product obtained by multiplying (x) the number of Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by such Selling Investor and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by Seller and the Selling Investors (“Pro Rata Co-Sale Share”).

(c)                                  Within ten days after the expiration of the Initial Exercise Period, Seller shall give written notice to the Company and each Selling Investor specifying the number of Residual Shares to be sold by each Selling Investor exercising its Right of Co-Sale (the “Co-Sale Confirmation Notice”).

4.2                               Closing; Consummation of the Co-Sale.  Subject to compliance with applicable state and federal securities laws, the sale of the Residual Shares by the Selling Investors shall occur within ten days after delivery of the Co-Sale Confirmation Notice (the “Co-Sale Closing”). If a Selling Investor exercised the Right of Co-Sale in accordance with this Section 4, then such Selling Investor shall deliver to Seller at or before the Co-Sale Closing, one or more certificates, properly endorsed for Transfer, representing the number of Residual Shares to which the Selling Investor is entitled to sell pursuant to this Section 4. At the Co-Sale Closing, Seller shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Transfer Notice, and Seller shall remit, or shall cause to be remitted, to each Selling Investor, at the Co-Sale Closing, that portion of the proceeds of the Transfer to which each Selling Investor is entitled by reason of each Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale.

4.3                               Exclusion from Co-Sale Right.  This Right of Co-Sale shall not apply with respect to Common Stock (including shares issued or issuable upon conversion of Preferred Stock) sold or to be sold to Eligible Investors or the Company pursuant to the Right of First Refusal.

4.4                               Multiple Series, Class or Type of Stock.  If the Offered Shares consist of more than one series, class or type of security, Seller has the right to Transfer hereunder each such series, class or type; provided that if, as to the Right of Co-Sale, a Selling Investor does not hold any of such series, class or type and the Proposed Transferee is not willing, at the Co-Sale Closing, to purchase some other series, class or type of security from such Selling Investor, or is unwilling to purchase any security from such Selling Investor at the Co-Sale Closing, then such Selling Investor shall have the put right (the “Put Right”) set forth in Section 5.2.

4.5                               Seller’s Right To Transfer.  If any of the Offered Shares remain available after the exercise of all Rights of First Refusal and all Rights of Co-Sale, then the Seller shall be free to Transfer, subject to Section 5, any such remaining shares to the Proposed Transferee at the Offered Price or a higher price in accordance with the terms set forth in the Transfer Notice; provided, however, that if the Offered Shares are not so Transferred during the 72 day period following the deemed delivery of the Transfer Notice, then Seller may not Transfer any of such remaining Offered Shares without complying again in full with the provisions of this Agreement.

SECTION 5

CONDITIONS TO VALID TRANSFER

5.1                               Generally.  Any attempt by any Common Holder to Transfer any Seller Shares in violation of any provision of this Agreement will be void. No securities shall be Transferred by a Common Holder unless (i) such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. The Company shall not be required to (i) Transfer on its books any shares that have been Transferred in violation of any provisions of this Agreement or (ii) treat as owner of such shares, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such shares may have been so Transferred.

5.2                               Put Right.  If a Seller Transfers any Seller Shares in contravention of the Right of Co-Sale under this Agreement (a “Prohibited Transfer”), or if the Proposed Transferee of Offered Shares desires to purchase a class, series or type of stock offered by Seller but not held by a Selling Investor, or the Proposed Transferee is unwilling to purchase any securities from a Selling Investor, such Selling Investor may, by delivery of written notice to such Seller (a “Put Notice”) within ten days after the later of (i) the Co-Sale Closing and (ii) the date on which such Selling Investor becomes aware of the Prohibited Transfer or the terms thereof, require such Seller to purchase from such Selling Investor that number of shares of Preferred Stock (on an as-converted basis) or Common Stock (subject to Section 5.2(b)) that is equal to the number of Residual Shares such Selling Investor would have been entitled to Transfer to the purchaser (the “Put Shares”). Such sale shall be made on the following terms and conditions:

(a)                                 The price per share at which the Put Shares are to be sold to Seller shall be equal to the price per share that the Selling Investor would have received at the Co-Sale Closing of such Prohibited Transfer if such Selling Investor had sold such Put Shares at the Co-Sale Closing. Such purchase price of the Put Shares shall be paid in cash or such other consideration as Seller received in the Prohibited Transfer or at the Co-Sale Closing. Seller shall also reimburse the Selling Investor for any and all fees and expenses, including, but not limited to, legal fees and expenses, incurred pursuant to the exercise or attempted exercise of such Selling Investor’s Rights of Co-Sale pursuant to Section 4 or in the exercise of its rights under this Section 5 with respect to the Put Shares.

(b)                                 The Put Shares of Stock to be sold to Seller shall be of the same class or type as Transferred in the Prohibited Transfer or at the Co-Sale Closing if such Selling Investor then owns securities of such class or type. If such Selling Investor does not own any of such class or type, the Put Shares shall be shares of Common Stock (or Preferred Stock convertible into Common Stock at the option of the holder thereof).

(c)                                  The closing of such sale to Seller will occur within ten days after the date of such Selling Investor’s Put Notice to such Seller. At such closing, the Selling Investor shall deliver to Seller the certificate or certificates representing the Put Shares to be sold, each certificate to be properly endorsed for transfer, and immediately upon receipt thereof, such Seller shall pay the aggregate purchase price therefor, and the amount of reimbursable fees and expenses, as specified in Section 5.2(a).

SECTION 6

RESTRICTIVE LEGEND AND STOP TRANSFER ORDERS

6.1                               Legend.  Each Common Holder understands and agrees that the Company shall cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Seller Shares by such Common Holder:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON TRANSFEREES OF THESE SHARES.

6.2                               Stop Transfer Instructions.  In order to ensure compliance with the restrictions referred to herein, each Common Holder understands and agrees that the Company may issue appropriate “stop transfer” certificates or instructions in the event of a transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.

SECTION 7

TERMINATION

7.1          Termination.  The Eligible Investors’ Rights of First Refusal and Rights of Co-Sale shall terminate upon the earliest to occur of (i) the closing of an Initial Public Offering, (ii) the date on which this Agreement is terminated by a writing executed by holders of at least a majority of the shares of Preferred Stock then held by the Investors (on an as converted to common basis), (iii) the dissolution or winding-up of the Company, or (iv) immediately prior to the effective date of a Change of Control. The Company’s Right of First Refusal will terminate upon the earliest to occur of (i) a written election of the Company pursuant to an action by the Board, or (ii) the occurrence of any of (i), (iii) or (iv) in the preceding sentence.

SECTION 8

MISCELLANEOUS

8.1          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor, a Common Holder or any other holder of Company securities subject to this Agreement) or otherwise delivered by hand, messenger or courier service addressed:

(a)           if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)           if to a Common Holder, to that person’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

(c)           if to any other holder of Company securities subject to this Agreement, to such address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such securities for which the Company has contact information in its records; or

(d)   if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 37 Great Jones St, Floor 2, New York, NY 10012, or at such other current address as the Company shall have furnished to the Investors, Common Holders or other such holders, with a copy (which shall not constitute notice) to Adam Dinow, Wilson Sonsini Goodrich & Rosati, 1301 Avenue of the Americas, 40th floor, New York, NY 10019-6022.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor, Common Holder or other security holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth in the exhibits to this Agreement (or to any other facsimile number for the Investor, Common Holder or other security holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth in the exhibits to this Agreement (or to any other electronic mail address for the Investor, Common Holder or other security holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor, Common Holder or other security holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor, Common Holder or other security holder. This consent may be revoked by an Investor, Common Holder or other security holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

8.2          Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.3          Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

8.4          Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) Common Holders holding a majority of the Seller Shares (on an as-converted-to-common-stock basis) held by all Common Holders, and (iii) Investors holding a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock then held by the Eligible Investors; provided, however, that Investors purchasing Shares in a Closing after the Initial Closing (as such terms are defined in the Purchase Agreement) may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor or Common Holder; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor or Common Holder different from other Investors or Common Holders, respectively, the consent of such Investor or Common Holder shall also be required for such amendment, waiver, discharge or termination; and provided, further, that the consent of the Common Holders shall not be required for any amendment, waiver, discharge or termination if such amendment, waiver, discharge or termination does not apply to the Common Holders. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon the Company, the Investors, the Common Holders and each future holder of shares of Preferred Stock with rights under this Agreement and their respective successors and permitted assigns, whether or not such party, other shareholder, successor or assignee entered into or approved such amendment, waiver, discharge or termination. For purposes of this Section 8.4, the requirement of a written instrument may be satisfied in the form of an action by written consent of the requisite parties circulated by the Company and executed by the requisite parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

8.5          Additional Parties.  Following the date of this Agreement, the Company agrees to use commercially reasonable efforts to cause each person (other than an Investor) who comes to hold at least 1% of the shares of Common Stock (assuming full conversion of the Preferred Stock and full conversion or exercise of all outstanding convertible securities, rights, options and warrants and all securities reserved for issuance under the Company’s stock plans) to become a party to this Agreement and be deemed a “Common Holder” hereunder and no amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor shall be required as a condition to such Common Holder’s execution and delivery of an additional counterpart signature page to this Agreement.

8.6          Continuity of Other Restrictions.  Any Seller Shares not purchased by the Company or any Eligible Investor pursuant to their Right of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such Seller Shares hereunder and by law, including any restrictions imposed under the Company’s certificate of incorporation or bylaws, or by agreement.

8.7          Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

8.8          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

8.9          Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

8.10        Conflict.  In the event of any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control. In the event of any conflict between the terms of this Agreement and any other agreement to which a Common Holder is a party or by which such Common Holder is bound, the terms of this Agreement will control.  In the event that any other agreement between a Common Holder and the Company contains a preexisting right of first refusal in favor of the Company, the Company and the Common Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Section 3.  In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

8.11        Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

8.12        Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

8.13        Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.14        Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, PDF, DocuSign or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.15        Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in New York (or in the event of exclusive federal jurisdiction, the courts of Southern District of New York).

8.16        Aggregation.  All shares of Preferred Stock of the Company held or acquired by affiliated entities or persons of an Investor (including but not limited to (i) a constituent partner or a retired partner of an Investor that is a partnership; (ii) a parent, subsidiary or other affiliate of an Investor that is a corporation; (iii) an immediate family member living in the same household, a descendant, or a trust, in the case of an Investor who is an individual; or (iv) a member of an Investor that is a limited liability company) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s capital stock.

8.17        Specific Performance..  The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

8.18        Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first above written.

COMPANY:

BLOCKSTACK INC.

By:
Name:
Title:

Address:

1

IN WITNESS WHEREOF, the Parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first above written.

INVESTORS:

USV 2016, LP

By: USV 2016 GP, LLC, its General Partner

By:
Name:
Title:

USV INVESTORS 2016, LP

By: USV 2016 GP, LLC, its General Partner

By:
Name:
Title:

Address:

2

EXHIBIT A*

INVESTORS

Omitted.

* Omitted exhibits and schedules will be supplementally furnished to the Securities and Exchange Commission upon request.

EXHIBIT B

COMMON HOLDERS

Ryan Shea

Muneeb Ali

EXHIBIT C

FORM OF
NOTICE OF SHARE TRANSFER

Notice of Transfer

[       ] intends to transfer shares of the Company’s stock as indicated below (the “Offered Shares”).

Notice of Rights

Pursuant to the Right of First Refusal and Co-Sale Agreement, dated as of December 16, 2016 (the “Agreement”), this notice is to inform you of your Right of First Refusal and your Right of Co-Sale (each as defined in the Agreement) with respect to the Offered Shares. If you choose to do so, you may exercise one (but not both) of these rights with respect to the Offered Shares by returning this notice to the address below, with a copy to Blockstack Inc. If you decline your right to do so, you do not need to return anything. Your failure to return this notice on a timely basis will indicate that you have declined to exercise your Right of First Refusal and Right of Co-Sale with respect to the Offered Shares.

Description of Transfer

1.                                      Type and aggregate number of shares to be transferred:

2.                                      Type of transfer (please check one):

☐            Sale

☐            Other. Describe:

3.                                      Proposed transferees:

Name and address	Type, amount and price of shares
1. [insert name of proposed transferee] [insert address of proposed transferee] [insert phone number of proposed transferee]	[enter amount, type and price of shares]

2. [insert name of proposed transferee] [insert address of proposed transferee] [insert phone number of proposed transferee]	[enter amount, type and price of shares]

4.                                      Consideration:

•                  Total cash consideration:

•                  Total fair market value of non-cash consideration (if any) as of the date of the notice:

•                  Description of any non-cash consideration:

Election

Please respond as applicable:

I exercise my Right of First Refusal                                    ☐

I exercise my Right of Co-Sale                                            ☐

I wish to (circle one, not both) buy / sell                   shares of                    stock.

[Specify applicable return dates for the notice]. There will be no extension of this deadline.

[Enter seller’s name and address]

[Enter the company’s address and contact person]

2